Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2021	Quarter Ended March 31, 2020
Diluted earnings per share	$1.05	$0.91
Net Income	$2,885,000	$2,483,000
Return on average common equity	12.33%	11.47%
Return on average assets	1.10%	1.23%

Millersburg, Ohio – April 21, 2021 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2021 net income of $2,885,000, or $1.05 per basic and diluted share, as compared to $2,483,000, or $0.91 per basic and diluted share, for the same period in 2020.  Income before federal income tax amounted to $3,575,000, an increase of 16% over the same quarter in the prior year.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.33% and 1.10%, respectively, compared with 11.47% and 1.23% for the first quarter of 2020.

Eddie Steiner, President and CEO stated, “National and local economies are on the mend from the pandemic’s crippling impact, spurred by widening vaccination levels and robust fiscal and monetary support programs.  The new round of Paycheck Protection Program lending that began in January is supporting many small organizations and self-employed individuals. Very low interest rates continue to drive mortgage refinancing, home purchases and construction. Businesses are regaining confidence needed to reinvest and expand as the uncertainty surrounding COVID’s remaining impact diminishes.  Job creation has strengthened in recent months. While certain sectors will lag and the pace of improvement may prove uneven, the prevailing economic outlook favors sustained overall progress in healing and expansion through this year and into 2022.”

Net interest income and noninterest income totaled $8.9 million during the quarter, an increase of $627 thousand from the prior-year first quarter.   Net interest income increased $92 thousand, or 1%, in the first quarter of 2021 compared to the same period in 2020.

Loan interest income including fees increased $15 thousand during first quarter 2021 as compared to the same quarter in 2020, an increase of less than 1%. Average total loan balances during the current quarter were $36 million higher than the year ago quarter, an increase of 6%.  Loan yields for first quarter 2021 averaged 4.67%, a decrease of 25 basis points from the 2020 first quarter average of 4.92%.

The net interest margin was 2.85% compared to 3.67% for first quarter 2020, as yields on loans and securities have declined. The tax equivalency effect on the margin remained stable at 0.02% in the comparable first quarters.

With the continuing application of government stimulus programs for businesses and individuals, a provision for loan losses of $30 thousand was recognized for the first quarter ended March 31, 2021 as compared to $178 thousand for the prior year quarter.  Credit quality within the loan portfolio has not been significantly affected by COVID factors to date.  However, a significant degree of COVID-related uncertainty remains, and the eventual damage to household and business balance sheets cannot be effectively fully measured at this time.

Noninterest income increased 40%, compared to first quarter of 2020, fueled by historic growth in gain on sale of real estate loans into the secondary market, increases in debit and credit card fee income, and bank owned life insurance values. These increases were partially offset by decreases in service charges on deposit accounts as both consumers and businesses maintained increased deposit balances from government stimulus payments and loans provided by the bank within the Paycheck Protection Program (PPP).

Noninterest expense increased 5% from first quarter 2020. Salary and employee benefit costs increased $61 thousand, or 2%, compared to the prior year quarter, as a result of increases in base compensation and commissions, incentive accruals, and employers FICA expense. FDIC insurance expense increased $108 thousand as the prior year quarter reflected the use of Small Bank Assessment Credits.  Software expense increased by $73 thousand reflecting investment in new platforms.  Professional and directors’ fees decreased $35 thousand, or 11% primarily reflecting decreases in legal fees for loan collections.    Marketing and public relations decreased by $48 thousand, or 38%, reflecting the continuing pandemic-related shut down of activities in first quarter 2021. The Company’s first quarter efficiency ratio decreased to 59.1% compared to 60.1%.

Federal income tax expense totaled $690 thousand in first quarter 2021, as compared to $591 thousand tax expense for the same quarter in 2020. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1.06 billion, an increase of $248 million, or 31%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $127 million to $203 million as compared to the first quarter in 2020. Average loan balances of $596 million increased $36 million, or 6%, from the prior year first quarter while average securities balances of $205 million increased $79 million, or 63%, as compared to first quarter 2020.

Average commercial loan balances for the quarter, including commercial real estate, increased $36 million, or 10%, from prior year levels. This amount includes $64 million in average PPP loan balances. Excluding average PPP loan balances, commercial loans decreased year over year as borrowers reduced outstanding commercial line balances during the pandemic-related contraction in economic activity. Average residential mortgage balances increased $10 million, or 8%, over the prior year’s quarter while home equity lines of credit decreased $9 million over the prior year’s quarter as they were paid down or refinanced into low-rate term mortgages.  Average consumer credit balances decreased $1 million, or 5%, versus the same quarter of the prior year.  Increased organic loan demand will be somewhat dependent on the pace at which excess liquidity is absorbed by businesses and households.

Nonperforming assets decreased $1.4 million from March 31, 2020 to $3.1 million, or 0.53%, of total loans plus other real estate on March 31, 2021.  Approximately $67 thousand of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of March 31, 2021 decreased to 0.57% of total loans as compared to 0.96% on March 31, 2020.

Net loan recoveries recognized during first quarter 2021 were $34 thousand, or 0.02% annualized, compared to first quarter 2020 net loan losses of $75 thousand. The allowance for loan losses amounted to 1.43% of total loans on March 31, 2021 as compared to 1.28% on March 31, 2020.

Average deposit balances grew on a quarter over prior year quarter comparison by $240 million, or 35%.  For the first quarter 2021, the average cost of deposits amounted to 0.24%, as compared to 0.49% for the first quarter 2020.  During the first quarter 2021, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $92 million and interest-bearing demand and savings accounts of $153 million, while time deposits decreased $4 million. The average balance of securities sold under repurchase agreement during the first quarter of 2021 increased by $1 million, or 4%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $93.1 million on March 31, 2021 with 2.7 million common shares outstanding.  The average equity to assets ratio amounted to 8.95% on March 31, 2021 and 10.72% on March 31, 2020.  The

Company declared a first quarter dividend of $0.30 per share, producing an annualized yield of 3.2% based on the March 31, 2021 closing price of $37.50.

Cares Act and related events

A third stimulus bill was signed into law on March 11, 2021 adding additional emergency relief to the March 2020 Cares Act and to the Consolidated Appropriations Act, 2021. The American Rescue Plan Act of 2021 expanded eligibility and added an additional $7 billion in funds to the SBA’s PPP emergency relief programs.  We facilitated and funded more than 750 of these government assistance loans totaling approximately $92 million in 2020 during the first round.  As of March 31, 2021, $62 million has been received from the SBA in forgiveness and we expect the majority of the PPP loan dollars will ultimately qualify for borrower forgiveness under the guidelines of the SBA program. We have underwritten an additional $33 million in PPP applications during the first quarter of 2021.

During 2020, we also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  Customers could request relief from their total payment or place their obligation on interest-only for a period of 3-4 months, with maturities extended on these modified loans.  As of March 31, 2021, no loans granted relief during 2020 remain on modification.  Three consumer loans were granted loan modifications during the quarter ended March 31, 2021.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.1 billion as of March 31, 2021. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2021	2020	2020	2020	2020
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$7,046	$7,223	$7,077	$7,048	$6,953
Provision for loan losses	30	378	377	717	178
Other income	1,878	2,089	1,862	1,641	1,343
Other expenses	5,281	5,576	5,050	4,709	5,007
FTE adjustment (a)	38	39	36	36	37
Net income	2,885	2,679	2,800	2,606	2,483
Diluted earnings per share	1.05	0.97	1.02	0.95	0.91

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.10%	1.05%	1.14%	1.15%	1.23%
Return on average common equity (ROE), annualized	12.33	11.45	12.19	11.72	11.47
Net interest margin FTE (a)	2.85	2.97	3.04	3.29	3.67
Efficiency ratio	59.14	59.75	56.32	54.05	60.08
Number of full-time equivalent employees	170	171	169	169	172

MARKET DATA
Book value/common share	$33.94	$34.23	$33.49	$32.81	$31.95
Period-end common share mkt value	37.50	35.00	30.00	32.00	35.00
Market as a % of book	110.49%	102.25%	89.58%	97.53%	109.55%
Price-to-earnings ratio	9.40	9.09	7.83	8.44	9.26
Cash dividends/common share	$0.30	$0.29	$0.28	$0.28	$0.28
Common stock dividend payout ratio	28.57%	29.90%	27.45%	29.47%	30.77%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Common stock market capitalization	$102,838	$95,982	$82,271	$87,755	$95,982

ASSET QUALITY
Gross charge-offs	$5	$511	$28	$17	$86
Net charge-offs (recoveries)	(34)	459	(143)	3	75
Allowance for loan losses	8,338	8,274	8,355	7,835	7,120
Nonperforming assets (NPAs)	3,089	4,497	4,102	4,481	4,468
Net charge-off (recovery) /average loans ratio	(0.02)%	0.29%	(0.09)%	0.00%	0.05%
Allowance for loan losses/period-end loans	1.43	1.36	1.33	1.23	1.28
NPAs/loans and other real estate	0.53	0.74	0.65	0.70	0.80
Allowance for loan losses/nonperforming loans	269.92	183.99	203.71	178.78	162.97

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.99%	8.68%	8.86%	8.90%	10.28%
Average equity to assets	8.95	9.13	9.33	9.79	10.72
Average equity to loans	15.92	15.02	14.39	14.38	15.55
Average loans to deposits	64.95	70.81	76.22	80.95	82.61

AVERAGE BALANCES
Assets	$1,060,485	$1,018,770	$979,806	$912,875	$812,409
Earning assets	1,004,521	966,304	926,377	860,838	761,619
Loans	596,319	619,455	635,124	621,710	560,142
Deposits	918,063	874,820	833,288	767,988	678,090
Shareholders' equity	94,929	93,042	91,409	89,404	87,090

ENDING BALANCES
Assets	$1,110,157	$1,031,632	$987,978	$965,179	$810,041
Earning assets	1,043,016	977,092	936,323	913,813	757,769
Loans	582,714	609,159	628,084	636,799	555,320
Deposits	968,569	891,562	840,656	815,961	671,162
Shareholders' equity	93,085	93,859	91,853	89,967	87,629

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2021	2020
ASSETS
Cash and cash equivalents
Cash and due from banks	$22,174	$18,277
Interest-earning deposits in other banks	256,736	77,995
Total cash and cash equivalents	278,910	96,272
Securities
Available-for-sale, at fair-value	197,470	108,263
Held-to-maturity	8,270	11,242
Equity securities	100	79
Restricted stock, at cost	4,614	4,614
Total securities	210,454	124,198

Loans held for sale	1,450	256
Loans	582,714	555,320
Less allowance for loan losses	8,338	7,120
Net loans	574,376	548,200

Premises and equipment, net	12,968	12,387
Goodwill and core deposit intangible	4,761	4,817
Bank owned life insurance	21,566	19,023
Accrued interest receivable and other assets	5,672	4,888
TOTAL ASSETS	$1,110,157	$810,041

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$303,803	$188,137
Interest-bearing	664,766	483,025
Total deposits	968,569	671,162

Short-term borrowings	39,665	40,605
Other borrowings	4,564	6,206
Accrued interest payable and other liabilities	4,274	4,439
Total liabilities	1,017,072	722,412
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2021 and 2020	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	71,271	63,455
Treasury stock at cost - 238,252 shares in 2021
and 2020	(4,780)	(4,780)
Accumulated other comprehensive income	(1,850)	510
Total shareholders' equity	93,085	87,629
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,110,157	$810,041

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2021	2020
Interest and dividend income:
Loans, including fees	$6,865	$6,850
Taxable securities	559	609
Nontaxable securities	111	119
Other	46	239
Total interest and dividend income	7,581	7,817
Interest expense:
Deposits	538	831
Other	35	70
Total interest expense	573	901
Net interest income	7,008	6,916
Provision for loan losses	30	178
Net interest income after provision
for loan losses	6,978	6,738
Noninterest income
Service charges on deposits accounts	207	291
Trust services	282	230
Debit card interchange fees	471	375
Gain on sale of loans	487	114
Earnings on bank owned life insurance	150	129
Unrealized gain (loss) on equity securities	13	(13)
Other income	268	217
Total noninterest income	1,878	1,343

Noninterest expenses
Salaries and employee benefits	3,029	2,968
Occupancy expense	254	220
Equipment expense	177	135
Professional and director fees	295	330
Software expense	300	227
Marketing and public relations	79	127
Debit card expense	171	140
Other expenses	976	860
Total noninterest expenses	5,281	5,007
Income before income tax	3,575	3,074
Federal income tax provision	690	591
Net income	$2,885	$2,483
Net income per share:
Basic and diluted	$1.05	$0.91